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                                 Exhibit 99.1
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Year 2001 Guidance
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At this time I would like to provide guidance for our year 2001 financial operating performance.

For the full year 2001 we are comfortable with the current consensus of $.95 per share including the dilution from the Boeing transaction.

Our fleet plan at the beginning of the year will include 16 B717s, 4 B737s, and 33 DC9s. During 2000 we will add one new B717 per month and may begin retiring B737s in the second half of the year.

On average our available seat miles will increase by 19% for the first quarter and 20% for the full year.

With respect to aircraft fuel expense we are projecting an average price of $1.00 plus or minus 5 cents per gallon net of fuel hedge benefits. In the first quarter of 2001 we are hedged 50% at an average cost per barrel of oil below $29. In the second through fourth quarters we will be hedged 30% at an average cost per barrel of approximately $24.

We anticipate that non-fuel cost per available seat will increase by 2% - 4% year over year. The increase in unit costs will result primarily from contractual wage increases, automation expenses and aircraft rent. We anticipate that our labor costs will increase from 3% - 5%. The increased automation expenses will result from expenditures for a new reservation system and other key automation systems for the company. The increase in aircraft rent will result from the lease financing associated with the deliveries of twelve B717s in 2001 as well as anticipated additional sale-leaseback transactions on three other B717s.

Including the Boeing refinancing we estimate that our average interest expense for 2001 will be in a range of $29 to $30 MM.

Our effective tax rate for 2001 is estimated to be in a range of from 12% to 15%.

The Boeing transaction will result in up to 8% dilution to the weighted average number of shares outstanding.